EXHIBIT 99.1

Community Bancorp. Reports Fourth Quarter and Full Year 2022 Financial Results

Generates Continued Strong Growth in Assets, Deposits and Loans

For immediate release

Derby, VT: January 23, 2023 --- Community Bancorp., (OTCQX:CMTV) Community National Bank reported earnings for the fourth quarter ended December 31, 2022, of $4.7 million or $0.86 per share, an increase of $1,335,712 or 39.67% compared to $3.4 million or $0.62 per share for the fourth quarter of 2021. Full year earnings for 2022 were $13.7 million or $2.53 per share, compared to $13.1 million or $2.45 per share for the prior year period, an increase of $601,602 or 4.58%. On a per share basis, earnings increased 38% in the 2022 fourth quarter compared to the prior year period; on an annual basis, earnings per share increased 3.3% year over year.

Total assets for the Company at December 31, 2022 were $1.06 billion, compared to $1.02 billion at year-end 2021, an increase of 3.62%. The year over year balance sheet growth in 2022 was driven by an increase in loans of $58.6 million, or 8.50%, and an increase in deposits of 43.6 million, or 4.95%, compared to 2021. The year over year loan growth is net of the forgiveness and receipt of payment from the U.S. Small Business Administration (SBA) for PPP loans in the amount of $11.9 million during the comparison period.  Net of the decrease in PPP loans, the Company grew its loan portfolio by $71.1 million, year over year, due to continuing commercial loan demand. The asset growth was partially offset by a decrease in cash as it continues to be used to fund the growth in the Bank’s investment portfolio.

Total net interest income for the fourth quarter ended December 31, 2022 of $9.3 million increased $1,402,270, or 17.72%, and $1,415,517, or $4.47% for the full year. The year over year increase reflects an increase of $2,010,043, or 154.0%, in the interest on debt securities within the investment portfolio due to higher interest rates, offset by an increase in interest on deposits expense of $635,538 or 24.75%

The provision for loan losses for the fourth quarter ended December 31, 2022 was a negative $347,000, compared to no provision for the same period in 2021. For the year ended December 31, 2022, the provision for loan losses was $978,000 compared to $624,165 in the full year 2021.  The $353,835 year over year increase was driven primarily by the previously-disclosed write-down on a single non-performing loan, which paid off and was partially recovered in December 2022.

Total non-interest income for the fourth quarter ended December 31, 2022 increased $97,934, or 5.80%, compared to the same period in 2021, and decreased $91,089, or 1.35%, for the full-year 2022 compared to 2021. Total non-interest expenses increased $154,097, or 2.81%, from the fourth quarter of 2021, and $216,753, or 1.00%, for the full-year 2022 compared to 2021.

Equity capital decreased to $75.2 million, with a book value per share of $13.55 as of December 31, 2022, compared to $84.8 million and a book value of $15.48 as of December 31, 2021.  This change reflects the increase of unrealized losses in the investment portfolio, reflecting rising bond rates, which caused a decline in fair market value of the investment portfolio.  This position is considered temporary and does not impact the Company’s regulatory capital ratios.

President and CEO Kathryn Austin commented on the Company’s results:  “We finished 2022 with exceptionally strong results, demonstrating continued year over year growth in assets, deposits and loans, even in the face of continually rising interest rates and a more challenging overall economy.  These results reflect the continued strength of our team and the demand for the financial products and services we provide, including needed retail and commercial offerings, in the communities we serve throughout Vermont and New Hampshire. We are grateful for our committed employees and their dedication to our growing customer base.”

1

As previously announced, the Company declared a quarterly cash dividend of $0.23 per share payable February 1, 2023 to shareholders of record as of January 15, 2023.

About Community National Bank

Community National Bank is an independent bank that has been serving its communities since 1851, with retail banking offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls as well as loan offices located in Burlington, Vermont and Lebanon, New Hampshire

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems, and other factors that are listed from time to time in our financial filings with the SEC, including our Forms 10Q and 10K. We disclaim any responsibility to update our forward looking statements, which are valid only as of the date of this release, should circumstances change.

For more information, contact:

Investor Relations

ir@communitynationalbank.com

2